Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-219507) of Senomyx, Inc.,

(2) Registration Statement (Form S-8 No. 333-193306) pertaining to the 2013 Equity Incentive Plan, as amended, of Senomyx, Inc., and

(3) Registration Statement (Form S-8 Nos. 333-116893, 333-127771, 333-134578, 333-142619, 333-149247, 333-157289, 333-164693, 333-171943, 333-179211, 333-186207, 333-190293) pertaining to the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan, as amended, of Senomyx, Inc.;

of our report dated March 8, 2018, with respect to the financial statements of Senomyx, Inc. included in this Annual Report (Form 10-K) of Senomyx, Inc. for the year ended December 31, 2017.

                                                                       /s/ Ernst & Young LLP

San Diego, California

March 8, 2018